Exhibit 6.2

ENHANCED SECURED PURCHASE AND SECURITY AGREEMENT

This Enhanced Secured Purchase and Security Agreement (“Agreement”) is dated for reference as of January 22, 2020, between Transportation Alliance Bank Inc. dba TAB Bank (the “Purchaser”) and Direct Communication Solutions, Inc. (the “Seller”).

1. Definitions. As used in this Agreement, the following terms have the following respective meanings. All capitalized terms not defined in this Agreement have the meaning set forth in the UCC:

“Account” means an Account, as defined in the UCC.

“Account Debtor” means an Account debtor, as defined in the UCC.

“Administration Discount” means the per diem administration discount specified on Exhibit A. The discount charged for each increment of time is cumulative.

“Administration Fee” means the fee charged for each Purchased Account equal to the Administration Discount multiplied by the number of days from the Purchase Date through the date the Purchased Account is Closed, multiplied by the Purchase Price.

“Advance Rate” means the Advance Rate specified on Exhibit A, or such other percentage as may be determined from time to time by Purchaser in its sole discretion.

“Annual Fee” means an annual fee equal to the Maximum Amount multiplied by the percentage specified on Exhibit A.

“Avoidance Claim” means a claim that any payment of any money or transfer of any property is void, voidable, avoidable, or otherwise subject to repayment in whole or part within the meaning of any state or federal law, including, without limitation, any fraudulent conveyance or preferential transfer under the U.S. Bankruptcy Code or any other insolvency law, rule, or regulation.

“Business Day” means a day not a Saturday, Sunday, or day on which a national bank in the State of Utah is authorized to close.

“Clearance Days” means one (1) Business Day.

“Closed” means a Purchased Account deemed closed by Purchaser upon the first of (a) collection by Purchaser of an amount equal to the Face Amount; or (b) charge off by Purchaser to the Reserve Account for the uncollected portion of the Face Amount pursuant to the provisions of this Agreement. Notwithstanding that a Purchased Account may be Closed, Seller is not relieved of any of its Obligations.

“Collateral” means all assets of Seller including, but not limited to, all now owned or hereafter acquired: (a) Accounts (including Exclusions and Repurchased Accounts), Chattel paper, General intangibles (including, but not limited to, tax refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, trade secrets, customer lists, and licenses), Documents, Instruments, Letter-of-credit rights, Deposit accounts, certificates of deposit, and all rights of Seller as a seller of Goods, including rights of reclamation, replevin, and stoppage in transit; and (b) Goods, including, but not limited to, all Inventory, Equipment, and Fixtures, wherever located; and all additions, substitutions, replacements (including spare parts), and accessions thereof and thereto; and (c) Investment property; and (d) all property securing any Obligation including, but not limited to, any property for which Purchaser is listed as owner or lienholder, as applicable, on any certificate of title; and (e) all property now or hereafter described in any financing statement, continuation statement, financing change statement, amendment, or similar filing or registration statement filed against Seller by or for the benefit of Purchaser; and (f) books and records relating to all of the foregoing property and interests in property, including,

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS ARE MARKED WITH [*****] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

without limitation, all computer programs, printed output and computer readable data in the possession or control of the Seller, any computer service bureau or other third party; and (g) all Proceeds, including without limitation Cash proceeds and Noncash Proceeds, of the foregoing including all insurance proceeds, all claims against third parties for loss or destruction of or damage to any of the foregoing, and all income from the sale, lease, rental, or disposition of any of the foregoing.

“Collected Payments” means collections and payments received by Purchaser on one or more Account of Seller. Credits for Collected Payments are provisional and subject to Clearance Days.

“Concentration Percentage” means (a) as to [*****], sixty percent (60%), (b) as to [*****], thirty percent (30%), and (c) as to each Account Debtor, except as otherwise specified in (a) and (b) of this definition, fifty percent (50%).

“Default Rate” means the Discount Fee Rate plus five percent (5%) per annum.

“Direct Pay Fee” means fifteen percent (15%) of the amount of any payment on account of a Purchased Account which has been received by Seller and not delivered in kind to Purchaser within three (3) Business Days following the date of receipt by Seller.

“Discount Fee Rate” means the Discount Fee Rate specified on Exhibit A, which accrues on the Funds Employed on a per diem basis.

“Early Termination Date” means any termination date requested by Seller or the date Purchaser terminates this Agreement which is earlier than the last day of the Initial Term or of any renewal term thereafter.

“Early Termination Fee” means an early termination fee equal to the greater of (a) for an Early Termination Date (i) prior to the first anniversary of the Start Date, Two Percent (2%) of the Maximum Amount, and (ii) on or after the first anniversary of the Start Date, One Percent (1%) of the Maximum Amount; or (b) the Minimum Monthly Fee for each month (prorated for partial months) that the Early Termination Date of this Agreement precedes the last day of the Initial Term or of any renewal term thereafter, as specified in Section 24, Termination.

“Eligible Account” means an Account of Seller conforming to Section 5, Eligible Account.

“Equipment” means Equipment, as defined in the UCC.

“Events of Default” means an Event of Default as specified in Section 16, Default.

“Exclusions” means each Account excluded as listed on Exhibit A.

“Face Amount” means the total amount due, less finance charges or taxes due under the Invoice, as specified on an Invoice, as of the Purchase Date.

“Fees and Expenses” means all amounts described in Section 12, Fees and Expenses.

“Force Majeure Event” means any event or circumstance caused by or due to reasons beyond the reasonable control of Purchaser.

“Funds Employed” means the cumulative uncollected balance of the Purchase Price of all outstanding Purchased Accounts (which are not Closed) minus the balance in the Reserve Account.

“Guarantor” means any Person guaranteeing the payment or performance of the Obligations including, but not limited to, each Person specified on Exhibit A.

“Initial Term” means the Initial Term of months specified on Exhibit A.

“Inventory” means Inventory, as defined in the UCC.

“Invoice” means the document(s) that evidences or is intended to evidence an Account. Where the context so requires, reference to an Invoice will also refer to the Account to which it relates.

“Invoice Date” means the date of an Invoice.

“Late Charge” means 0.15% per day.

“Late Payment Date” means the date which is ninety (90) days from Invoice Date.

“LIBOR Rate” means the reserve adjusted rate of interest equal to the London Interbank Offered Rate then in effect for delivery for a three (3) month period that appears on the “LIBOR, other interest rate indexes” page at bankrate.com (or any successor or replacement thereof at bankrate.com); provided, however, that if Purchaser determines in good faith (which determination shall be conclusive, absent manifest error) that (a) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the LIBOR Rate, (b) the LIBOR Rate does not accurately reflect the cost to Purchaser, or (c) a Regulatory Change (as hereinafter defined) shall, in the reasonable determination of Purchaser, make it unlawful for Purchaser to maintain interest at the LIBOR Rate, then (i) the LIBOR Rate shall be replaced with a comparable rate or index chosen by Purchaser, (ii) “LIBOR Rate” as used herein shall mean such replacement rate, and (iii) Purchaser shall give prompt written notice thereof to Seller. “Regulatory Change” shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Purchaser. Notwithstanding the foregoing, each change in the LIBOR Rate shall be adjusted as of the first day of each calendar month to reflect the LIBOR Rate as of the last day of the prior month, without further notice, and is conclusive absent manifest error. The adjusted LIBOR Rate is the applicable LIBOR Rate thereafter used in the calculation of interest payable under this Agreement.

“Maximum Amount” means the maximum amount of Funds Employed specified on Exhibit A.

“Minimum Monthly Fee” means a fee equal to the Maximum Amount multiplied by the percentage specified on Exhibit A.

“Missing Notation Fee” means a fee equal to fifteen percent (15%) of the Face Amount.

“Notation” means a notation stating as follows: “This account has been assigned and is payable directly to TAB Bank, located at 4185 Harrison Blvd., Ogden, Utah 84403, to whom notice of any claim or dispute must be advised, either in writing or by telephone to (877) 664-5503. Payments should be made payable to TAB Bank and should be mailed to TAB Bank, P.O. Box 150065, Ogden, Utah 84415-0065.”

“Notice of Early Termination” means any notice of termination that is effective on other than the last day of the Initial Term or of any renewal term thereafter. Seller must give Purchaser ninety (90) days notice prior to any early termination.

“Obligation” means each and every obligation owing by Seller to Purchaser under this Agreement or any other agreement including, but not limited to, each and every other present and future obligation owing by Seller to Purchaser, whether for the payment of money or the performance of any duty, whether evidenced by any now or hereafter existing note, chattel paper, or other agreement, contract, or instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising before, during, or after the commencement of any bankruptcy, insolvency, or other similar proceeding in which Seller is a debtor or an insolvent debtor, including, but not limited to, any obligations arising pursuant to letters of credit or acceptance transactions or any other financial accommodations.

“Origination Fee” means an origination fee in the amount specified on Exhibit A.

“Outstanding Purchases” means the total Purchase Price for all Purchased Accounts for which Purchaser has not received Collected Payments in full and includes the Repurchase Price for all Repurchased Accounts for which Purchaser has not received Collected Payments in full or the Repurchase Price.

“Person” means an individual, corporation, limited liability company, partnership, trust, organization, or any other legal entity or formation of any kind whatsoever.

“P.O. Box” means P.O. Box 150065, Ogden, Utah 84415-0065.

“Proceeds” means Proceeds, as defined in the UCC.

“Purchase” means an advance of all or any portion of the Purchase Price to or on behalf of Seller.

“Purchase Date” means the date Purchaser Purchases an Account.

“Purchase Price” means the Face Amount of the Purchased Account.

“Purchase Schedule” means a form supplied by Purchaser requesting such information as Purchaser deems necessary or appropriate from time to time wherein Seller lists the Accounts it requests Purchaser to purchase and from which Purchaser may elect to purchase all or any portion of said Accounts, without further notification to Seller being required hereunder.

“Purchased Account” means an Account purchased by Purchaser and not a Repurchased Account.

“Repurchase Price” means an amount equal to the Face Amount, less Collected Payments on the applicable Account.

“Repurchased Account” means a Purchased Account repurchased by Seller upon payment to Purchaser of the Repurchase Price in accordance with the provisions of this Agreement.

“Required Reserve Amount” means the cumulative total of the Reserve Percentage multiplied by the uncollected balance of all Purchased Accounts.

“Reserve Account” means the establishment and maintenance of one or more bookkeeping accounts on the books of Purchaser, as deemed necessary or appropriate by Purchaser, to effectuate the provisions of this Agreement or otherwise ensure Seller’s payment and performance of this Agreement.

“Reserve Percentage” means the Reserve Percentage specified on Exhibit A or such other percentage as Purchaser deems necessary or appropriate in its sole discretion.

“Reserve Shortfall” means the amount by which the Reserve Account is less than the Required Reserve Amount.

“Seller’s Account” means any account (including any Deposit account) maintained by Seller, or which is represented by an employee of Seller to be maintained by Seller, and including any account of Seller into which Seller directs Purchaser to make or remit Purchases, advances, or other payments to Seller.

“Start Date” means the date Purchaser signs this Agreement as specified in the Purchaser’s signature block below.

“UCC” means the Uniform Commercial Code in effect in the state designated in this Agreement as the state whose laws govern this Agreement, or in any other state whose laws are held to govern all or any part of this Agreement, as applicable.

2. Submission. Not less than once per calendar month, Seller shall submit to Purchaser all of Seller’s Accounts, less Exclusions only, using a Purchase Schedule or, at Purchaser’s sole discretion and judgment, an electronic file made available to Purchaser from time to time containing all Accounts to be purchased by Purchaser. Each electronic file will contain all necessary fields of information as required by Purchaser and will be in a format acceptable to Purchaser. Purchaser reserves the right at all times to review the original Invoice and verify the authenticity of any Invoice. Upon demand by Purchaser, Seller shall furnish supporting documentation for any Account, including, without limitation, any bill of lading, proof of delivery or performance, or other documentation requested by Purchaser. Seller is solely responsible for the transmission of any Account to Purchaser, and shall ensure that each Account is successfully received by Purchaser.

3. Purchase and Sale. Seller’s submission of an Account to Purchaser constitutes an unconditional offer of sale. Purchaser may purchase from Seller such Accounts as Purchaser determines to be an Eligible Account. Purchaser may decline any Account submitted by Seller in its own discretion for any reason or no reason, without notice, regardless of any course of conduct or past Purchase of Accounts by Purchaser. Purchaser may, but has no obligation to, purchase any Account if, before or after Purchase, the Funds Employed equals or exceeds the Maximum Amount. At the request of Seller from time to time, the Purchase Price for an Account is payable as follows: (a) an amount equal to the Face Amount multiplied by the Advance Rate is paid to Seller’s Account, and (b) provided there is no Event of Default, the balance of the Purchase Price, subject to the reserve requirements of Section 4, Reserve Account, minus any amounts due from Seller to Purchaser such as, without limitation, any Reserve Shortfall or Fees and Expenses, is paid to Seller’s Account after receipt of Collected Payments in full for the Purchased Account. Any portion of the Purchase Price that Seller has not requested to be paid to Seller’s Account may be held in the Reserve Account. Each Purchase is a true purchase and not a loan or secured transaction, and Purchaser is the sole and exclusive purchaser or factor of the Accounts. Seller will not sell, factor, or otherwise finance its Accounts except with Purchaser. Seller hereby authorizes Purchaser to purchase Accounts upon telephonic, facsimile, or other instructions received from anyone purporting to be an officer, employee, or representative of Seller.

4. Reserve Account. Purchaser will apply an amount equal to the Reserve Percentage multiplied by the Face Amount from the Purchase Price to the Reserve Account. In the event there is a Reserve Shortfall, Purchaser may adjust the Advance Rate and apply all or any portion of any Purchase Price to the Reserve Account to reduce or eliminate the Reserve Shortfall. Seller shall pay to Purchaser on demand the amount of any Reserve Shortfall. Provided there is no Event of Default and Purchaser, in its discretion and acting in good faith, has no concerns regarding Seller’s ability to perform the Obligations, Purchaser may pay to Seller any amount by which cleared funds in the Reserve Account exceed the sum of the Required Reserve Amount and accrued Fees and Expenses. Such payment will be made in accordance with Seller’s written instructions or otherwise in accordance with this Agreement. Seller authorizes Purchaser to charge the amount of any Obligation to the Reserve Account and credit any amount due to Seller to the Reserve Account. Purchaser may retain funds in the Reserve Account for ninety (90) days after termination, or, at Purchaser’s option, for so long as any Obligation remains outstanding.

5. Eligible Accounts. To be an Eligible Account, an Account must meet all of the following requirements and conditions, unless waived in writing by Purchaser: (a) the Account has not been deemed unacceptable by Purchaser in its discretion; (b) Seller has sole and unconditional title to the Account, and the Account and any goods sold or services provided to create the Account are free and clear of any lien, claim, charge, security interest, or other encumbrance of any kind; (c) all goods sold or services provided to create the Account have been sold or provided in the ordinary course of Seller’s business and in accordance with all applicable laws, rules, regulations, and ordinances; (d) the Account is a valid, genuine, and enforceable obligation of the Account Debtor as specified on the records and invoices of Seller; (e) there are no payments, deductions, credits, discounts, payment terms, or other modifications or reductions in the amount owing on the Account, except as disclosed in writing to Purchaser prior to Purchase; (f) there have been no extensions, modifications, or other agreements relating to payment of the Account, except as disclosed in writing to Purchaser prior to Purchase; (g) there are no defenses, setoffs, or counterclaims to payment of the Account that can be asserted against Seller or Purchaser; (h) the Account has been submitted to Purchaser no later than seven (7) days from the date the goods are sold or delivered, giving rise to the Account are completed, except that Accounts customarily billed in the aggregate may be submitted no later than twenty-one (21) days from the date the goods are sold or delivered, giving rise to the Account are completed; (i) the Account is free of all disputes by the Account Debtor; (j) the Account is not owing by any Person to which Seller is indebted; (k) the Account is not owing by an employee, agent, officer, or director of Seller; (l) the Account is not owing by a parent, subsidiary, sister company, or other company related to or anyhow affiliated with Seller; (m) the Account Debtor has a credit rating satisfactory to Purchaser and the Account Debtor is located or authorized to do business in the United States; (n) no proceeding has been commenced or petition filed under any bankruptcy or insolvency law by or against the Account Debtor; (o) no receiver, trustee, or custodian has been appointed for any part of the property of the Account Debtor, and no property of the Account Debtor has been assigned for the benefit of creditors; (p) neither the Account nor any invoice, credit application, bill, billing memorandum, correspondence, or any other document evidencing the Account provides for the collection of any payment in excess of the maximum amount allowed by usury or other applicable law; (q) the Account is not beyond the Late Payment Date; (r) the Account is not owing by an Account Debtor with twenty-five percent (25%) or more of Outstanding Purchases past the Late Payment Date; (s) if Outstanding Purchases for an Account Debtor equal or exceed the Concentration Percentage times the Outstanding Purchases for all Account Debtors, then the portion of Purchased Accounts owing by such Account Debtor in excess of such Concentration Percentage are not Eligible Accounts; (t) the Account will be evidenced by one or more legible Invoices having at a minimum and without limitation, (i) Seller’s name, (ii) an Invoice number, (iii) the Invoice Date, (iv) the name and address of the Account Debtor, (v) the amount owing, (vi) the P.O. Box, (vii) a due date for the amount owing, (viii) if applicable, the purchase order or load number, and (ix) such other documentation, including, without limitation, the original Invoice, as may be required by Purchaser.

6. Collection Procedures Before Event of Default. Prior to an Event of Default, the collection procedures in this paragraph apply. Both Seller and Purchaser have the right to collect any and all Accounts. In performing collections, Seller shall: (a) direct each Account Debtor to make payments to Purchaser via the P.O. Box; (b) grant control of Collected Payments to Purchaser through use of the P.O. Box; (c) tender Collected Payments to Purchaser without request or demand; (d) not bill for, submit any invoice for, or otherwise attempt to collect or interfere with the collection of any Account, except as authorized in writing by Purchaser; (e) not settle, compromise, release, or accommodate any Account; (f) promptly and completely respond to all requests for any information or records to assist Purchaser in the verification or collection of Purchased Accounts (and upon any failure by Seller to respond to such request within five (5) Business Days, Purchaser may require Seller to Repurchase the Account); (g) review each daily report, whether online or otherwise, of cash receipts generated by Purchaser; (h) promptly notify Purchaser of any dispute between Seller and an Account Debtor concerning an Account; (i) promptly notify Purchaser of any bankruptcy filing, lien, garnishment, or other legal action concerning any Account; and (j) make a good faith, commercially reasonable effort to collect payment for all Accounts. Seller authorizes Purchaser to contact Account Debtors concerning verification and payment of Accounts and direct any Account Debtor to remit payments to the P.O. Box. Seller may, but is not obligated to, affix the Notation on Purchased Accounts prior to an Event of Default. Before and upon an Event of Default, or any time thereafter, Purchaser may apply, in its discretion, Collected Payments among Fees and Expenses, then to Outstanding Purchases, and then to the Obligations, and, if Purchaser receives payment from an Account Debtor on an Account which is not a Purchased Account, Purchaser may, subject to any rights of the Account Debtor, apply such payment to any Obligation of Seller.

7. Collection Procedures Upon Event of Default. Upon an Event of Default or any time thereafter, the collection procedures in this paragraph apply. In addition to other rights and remedies available to Purchaser, Purchaser has the right to perform collections of any and all Accounts on an exclusive basis. In furtherance of the foregoing: (a) Seller shall cease collections on any and all Accounts; (b) Seller shall affix the Notation on each Purchased Account; (c) Seller authorizes Purchaser to notify any Account Debtor that Seller assigned the Accounts (including Exclusions and Repurchased Accounts) to Purchaser; (d) Purchaser may apply payment from an Account Debtor to any Obligation of Seller; (e) Seller shall direct any Account Debtor to make payments to Purchaser via the P.O. Box; (f) Seller shall tender Collected Payments to Purchaser without request or demand; (g) Seller shall not settle, compromise, release, or accommodate any Account; (h) Seller shall promptly and completely respond to all requests for any information or records to assist Purchaser in the verification or collection of Purchased Accounts (and upon any failure by Seller to respond to such request within five (5) Business Days, Purchaser may require Seller to Repurchase the Account); (i) Seller shall review each daily report, whether online or otherwise, of cash receipts generated by Purchaser; (j) Seller shall promptly notify Purchaser of any dispute between Seller and an Account Debtor concerning an Account; and (k) Seller shall promptly notify Purchaser of any bankruptcy filing, lien, garnishment, or other legal action concerning any Account. Seller agrees that commercially reasonable collections do not require Purchaser to commence any legal action or send an attorney demand letter. Seller acknowledges that Purchaser is not a collection agency and will not provide debt collection services. Notwithstanding the foregoing two sentences, Purchaser may, in its discretion and without obligation, at Seller’s expense, engage a collection agency, attorney, or other service provider for collections. Seller shall pay all commissions, fees, and charges of any such agency, attorney, or service provider. Purchaser shall notify Seller that Purchaser is taking over collections on an exclusive basis; provided, however, Purchaser has no obligation to deliver such notice prior to taking any action described in this Section 7, Collection Procedures Upon Event of Default.

8. Direct Pays. If an Account Debtor makes payment to Seller on an Account, Seller shall deliver such payment to Purchaser in the form received without setoff, deduction, or negotiation. Purchaser may assess a Direct Pay Fee; however, Purchaser reserves the right to insist that Seller strictly comply with the first sentence of this paragraph. Seller shall hold all Collected Payments in trust for the benefit of Purchaser. Seller acknowledges that any payment for a Purchased Account is the sole and exclusive property of Purchaser and ANY USE OF OR INTERFERENCE WITH PAYMENT FOR A PURCHASED ACCOUNT MAY RESULT IN CIVIL LIABILITY, CRIMINAL LIABILITY, OR BOTH. Upon Purchaser’s request or inquiry by an Account Debtor, Seller shall notify the Account Debtor to make payment directly to Purchaser.

9. Power of Attorney. Seller hereby appoints and designates Purchaser, and its designees, as its true and lawful attorneys-in-fact, with full power of substitution, with full power, at Seller’s expense, to endorse the name of Seller upon any checks or other forms of payment on Accounts, to effect the deposit and collection of Accounts, and to take or bring in the name of Purchaser or Seller all steps, actions, suits, or proceedings deemed necessary or desirable to effect collection of or other realization upon the Accounts or other Collateral. This power of attorney is irrevocable and coupled with an interest and may be exercised at any time. In an Event of Default, in addition to any other remedies available to Purchaser under this Agreement, Seller further hereby appoints and designates Purchaser, and its designees, as its true and lawful attorneys-in-fact, with full power of substitution, to, at Seller’s expense: (a) receive, open, and dispose of all mail addressed to Seller; (b) cause mail relating to Accounts of Seller to be delivered to a designated address of Purchaser where Purchaser may open all such mail, endorse the name of Seller upon any checks or other forms of payment on Accounts, and to effect the deposit and collection of Accounts; and (c) do any and all other things necessary or proper to carry out the intent of this Agreement and to perfect and protect the rights of Purchaser under this Agreement. This power of attorney is irrevocable and coupled with an interest and may be exercised by Purchaser in its discretion without any duty to do so.

10. Repurchase of Accounts. Purchaser has no obligation to determine the bona fides of any dispute relating to a Purchased Account. Purchaser therefore may require that Seller repurchase, by payment of the Repurchase Price: (a) any Purchased Account for which payment has been disputed in whole or in part by the Account Debtor; (b) any Purchased Account for which the Account Debtor has taken any offset, credit, discount, or short pay; (c) all Purchased Accounts upon an Event of Default; (d) any Purchased Account that remains unpaid beyond the Late Payment Date; (e) any Purchased Account which Purchaser determines is not an Eligible Account; and (f) any Purchased Account for which Purchaser for any reason, in good faith, believes that such Purchased Account will not be paid by the Account Debtor. Purchaser may charge all or any portion of the Repurchase Price to the Reserve Account. Notwithstanding any repurchase or payment of the Repurchase Price, Seller acknowledges that the repurchase obligations of this Agreement will be deemed satisfied only after all Obligations owing to Purchaser have been fully paid.

11. Security Interest. As collateral securing the Obligations, Seller grants to Purchaser a security interest in the Collateral. Seller represents that the security interest in this paragraph is and will always be a senior, first-position security interest in favor of Purchaser. The parties intend that all security interests are given as a contemporaneous exchange for new value, regardless of when a Purchase is made or Collateral is acquired. Notwithstanding the foregoing grant of a security interest, or the title of this Agreement, the relationship between Purchaser and Seller is that of a purchaser and seller of Accounts, and not that of lender and borrower, and neither party is a fiduciary, agent, employee, or representative of the other. Seller shall execute and deliver to Purchaser such documents, certificates, agreements, and instruments, including, without limitation, UCC financing statements and amendments, as Purchaser may request from time to time in order to provide for the attachment, perfection, and priority described in this paragraph.

12. Fees and Expenses. Seller shall pay to Purchaser, with or without demand: (a) the Discount Fee Rate from the applicable Purchase Date on the Funds Employed on a monthly basis on the last Business Day of the calendar month in which it accrues; (b) the Administration Fee for each Purchased Account upon accrual; (c) the Origination Fee deducted from the first Purchase; (d) the Annual Fee deducted from Purchases on each anniversary of the Start Date; (e) the Direct Pay Fee immediately upon accrual; (f) the Missing Notation Fee on any Invoice sent by Seller to an Account Debtor without the Notation as may be required by Section 7, Collection Procedures Upon Event of Default; (g) the amount by which the sum of the fees and charges earned in any month (prorated for partial months) is less than the Minimum Monthly Fee on the last Business Day of the calendar month in which it accrues; (h) the Early Termination Fee on the Early Termination Date; (i) the Late Charge on each Purchased Account that is not Closed beginning on the Late Payment Date and on the amount of any Reserve Shortfall; (j) the Default Rate upon an Event of Default; (k) any attorney fees and expenses to the extent set forth in Section 30, Attorney Fees and Expenses; (l) all other fees, amounts, or charges referred to in this Agreement, at the time required by the provisions of this Agreement; and (m) any other out-of-pocket costs of Purchaser incurred in connection with this Agreement. Purchaser may, in its sole discretion: (x) charge Fees and Expenses to the Reserve Account, (y) deduct Fees and Expenses from any Purchase, and (z) debit Fees and Expenses from Seller’s Account.

13. Seller’s Covenants. Seller shall, without further demand: (a) pay any Obligation when due; (b) pay any Reserve Shortfall immediately upon accrual; (c) conduct its business in a lawful manner and in compliance with all applicable federal, state, and local laws, ordinances, rules, and regulations; (d) pay when due all lawfully imposed taxes upon its property, business, and income, including, without limitation, payroll taxes, and provide proof of payment to Purchaser in such form as Purchaser may reasonably require; (e) notify Purchaser promptly of any litigation, administrative, or tax proceeding or other action threatened or instituted against Seller or any Guarantor, or any of their property, or any other material matter which may adversely affect Seller’s business or financial condition; (f) notify Purchaser in the event any Purchased Account is no longer an Eligible Account; (g) maintain copies of all documents giving rise to or otherwise supporting Purchased Accounts for a period of two (2) years, or such greater time required by applicable law, following the Invoice Date; (h) at any reasonable time and from time to time, permit Purchaser, or its designee, to conduct field audits, and examine, audit, appraise, and make copies of and extracts from the records and books of Seller, and monitor and inspect the Collateral; (i) permit Purchaser to discuss the affairs, finances, and Accounts with any of Seller’s officers, directors, employees, partners, accountants, and financial advisors; (j) notify Purchaser within two (2) Business Days of notice or knowledge of an Avoidance Claim; (k) indemnify Purchaser from any Avoidance Claim including, without limitation, any losses, judgments, and expenses (including reasonable attorney fees and court costs) related thereto; and (l) notify Purchaser thirty (30) days prior to any change in Seller’s name, principal residence, place of business, or chief executive office.

14. Negative Covenants. Seller agrees until the Obligations are paid in full, it will not: (a) grant any extension of time for payment of any of the Accounts; (b) compromise or settle any of the Accounts for less than the full amount thereof; (c) release in whole or in part any Account Debtor or other person liable for the payment of any of the Accounts; (d) grant any credits, discounts, allowances, deductions, return authorizations, or the like with respect to any of the Accounts, other than adjustments and corrections processed in the normal course of Seller’s business; (e) change the nature of its business or its place of incorporation; (f) declare or pay any dividend or make any other distribution with regard to its equity or purchase or retire any of its equity without Purchaser’s prior written consent, provided and so long as there is no Event of Default, if Seller is taxed as an S Corporation or other “pass through” entity, Seller may distribute profits to its equity holders in an amount necessary to enable such holders to pay personal, state, and federal taxes directly attributable to the profits earned by Seller for such year; (g) merge or consolidate with any corporation or other entity or liquidate or dissolve, unless Purchaser confirms in writing that Seller has taken steps to compensate Purchaser to the extent any such transaction negatively impacts Purchaser’s interest in Accounts or the value of the Collateral; (h) incur a change in control, permit the sale or transfer of all or substantially all of its stock, or sell all or substantially all of its assets; (i) adopt or agree to adopt any plan providing for its reorganization; (j) make any loan or other extension of credit, except in the ordinary course of Seller’s business; (k) issue any guarantee or otherwise incur any liability that would allow any Person other than Purchaser to have any right, interest, or claim in the Collateral; or (l) sell, pledge, transfer, assign, or grant a security interest in any Collateral.

15. Representations and Warranties. Seller represents and warrants that: (a) each Purchased Account is an Eligible Account; (b) Seller is the sole owner of the Collateral; (c) the Collateral is free and clear of any lien, claim, charge, security interest, or other encumbrance of any nature whatsoever, except for the security interest created by this Agreement and the assignments and security interests created and disclosed in writing to Purchaser prior to the execution of this Agreement; (d) Purchaser is authorized to file UCC financing statements concerning the Collateral; (e) the principal residence (if Seller is an individual), place of business, or, if Seller has more than one place of business, the chief executive office of Seller, is at the address provided in Section 41, Notice, of this Agreement; (f) the complete and exact name of Seller is as provided in the signature block of this Agreement, and Seller has not been known by or used any legal, fictitious, or trade name, except as disclosed in Exhibit A prior to the execution of this Agreement; (g) Seller is duly formed, and is in good standing, under the laws of the state of formation; (h) the execution, delivery, and performance by Seller of this Agreement have been duly authorized by all necessary action on the part of Seller, and are not inconsistent with any organizational documents or Seller, do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract, or other instrument to which Seller is a party or by which it is bound, and upon execution and delivery of this Agreement, this Agreement constitutes a legal, valid, and binding agreement and obligation of Seller, enforceable in accordance with its terms; (i) Seller is not delinquent with regard to any property, business, and income tax, including, without limitation, payroll tax, which is lawfully imposed; (j) there are no litigation or criminal charges pending or threatened against Seller or any Guarantor and neither Seller nor any Guarantor are in default of any order or judgment of any court or any governmental agency of any kind, except as disclosed to Purchaser in writing prior to execution of this Agreement; (k) there are no unsatisfied liens or judgments pending against Seller in any jurisdiction, except as disclosed to Purchaser in writing prior to execution of this Agreement; (l) the credit application and all financial statements and reports of Seller, and of any Guarantor, fully and fairly present the financial condition (including the results of operations) of Seller and any Guarantor as of the date thereof and there has been no material adverse change since the date thereof; and (m) this Agreement, the Accounts, the Invoices, and all other statements furnished by Seller to Purchaser contain no untrue statement of a material fact and omit no material fact necessary to make the such statements not misleading.

16. Default. Time is of the essence with respect to Seller’s performance. Any one or more of the following is an Event of Default: (a) Seller fails to pay any amount to Purchaser when due; (b) Seller fails to pay or perform any obligation, covenant, condition, or agreement in this Agreement; (c) any representation, statement, warranty, or financial statement by or on behalf of Seller, or any Guarantor, is false or misleading when made or furnished; (d) there is any default or event which, with the giving of notice or the passage of time, or both, would constitute a default under any now or hereafter existing agreement of Seller to Purchaser; (e) Seller or any Guarantor dies, experiences a business failure, or becomes dissolved or terminated; (f) Seller or any Guarantor becomes subject to any debtor-relief proceedings, including without limitation, any bankruptcy; (g) a receiver, trustee, or custodian is appointed for any part of Seller’s or any Guarantor’s property, or any party of Seller’s or any Guarantor’s property is assigned for the benefit of creditors; (h) Seller or any Guarantor amends, terminates, or otherwise tampers with any UCC financing statement or other lien filing or recording in favor of Purchaser; (i) Seller or any Guarantor initiates any suit, proceeding, or other action against Purchaser in any court or proceeding in any jurisdiction; or (j) Purchaser reasonably and in good faith deems itself insecure with respect to the prospect of payment or performance of all or any part of the Obligations.

17. Remedies. Upon an Event of Default and at any time thereafter, Purchaser may exercise any one or more of the following, with or without terminating this Agreement, with or without notice to Seller or any Guarantor: (a) enforce this Agreement according to its provisions; (b) refuse to purchase any Account; (c) assess the Late Charge on any unpaid Obligations; (d) treat all Purchased Accounts as Repurchased Accounts; (e) accelerate all Obligations, including without limitation, the Outstanding Purchases, to be immediately due and payable in full; (f) charge the Default Rate; (g) perform collections of Accounts on an exclusive basis according to Section 7, Collection Procedures Upon Event of Default; (h) exercise any rights or remedies available under the UCC; (i) enter upon any premises where the Collateral or records relating thereto may be and take possession of the Collateral and records; (j) require, upon Purchaser’s demand, Seller to assemble the Collateral and records relating thereto at a place designated by Purchaser and tender the Collateral and records to Purchaser; (k) appoint a receiver (who may be Purchaser or any other Person designated by Purchaser) of the business, property, and assets of Seller; (l) sell, lease, or otherwise dispose of all or any part of the Collateral and, after deducting reasonable costs and out-of-pocket expenses incurred by Purchaser, apply the remainder to the Obligations; (m) extend the time of payment of, compromise, or settle for cash, credit, or other terms, and discharge or release any Account Debtor without affecting any of the Obligations; (n) without any obligation to do so, pay any sums necessary to discharge any lien, claim, charge, tax, security interest, or other encumbrance which is or may be senior to Purchaser’s security interest, with all such sums to be included as Obligations; and (o) notify any Account Debtor that Seller assigned the Accounts (including Exclusions and Repurchased Accounts) to Purchaser and that payment is to be made to the order of, directly, and solely to Purchaser. Seller is liable for all deficiencies owing after liquidation of all or any part of the Collateral. All remedies are cumulative and may be exercised concurrently, successively, or separately without notice. The exercise of any one remedy is not an election of such remedy and does not preclude the exercise of any other remedy.

18. Insurance. Seller shall maintain insurance on all insurable property owned or leased by Seller in the manner, to the extent, and against at least such risks (in any event, including but not limited to fire insurance) as usually maintained by owners of similar businesses and properties in similar geographic areas. Seller further agrees to maintain auto liability and casualty insurance with a responsible insurance company reasonably acceptable to Purchaser in such amounts and deductibles and against such risks as is usually carried by responsible companies engaged in similar business. Without limiting the foregoing, all such insurance shall be in amounts and form sufficient to cover the Seller’s insurable property and operations, as applicable, with deductibles of no more than $10,000. Seller shall furnish to Purchaser, upon request, any and all information concerning such insurance carried. If Seller at any time fails to obtain or maintain any insurance as required under or in connection with this Agreement, Purchaser may, but shall have no obligation to, obtain such insurance as Purchaser deems appropriate, at Seller’s expense, including, without limitation, if Purchaser so chooses “single interest insurance,” which will cover only Purchaser’s interest in such property or Collateral.

19. Financial Statements. Seller shall provide Purchaser with such financial statements and reports as Purchaser may reasonably request from time to time. All unaudited financial statements and reports shall fully and fairly present Seller’s financial condition as of the date thereof and the results of Seller’s operations for the period or periods covered thereby and shall be consistent with other financial statements and reports previously delivered to Purchaser. Unless otherwise directed by Purchaser, Seller agrees to submit to Purchaser: (a) when available, but in any event no later than ninety (90) days after the end of each fiscal year, annual financial statements including, but not limited to, an income statement, cash flow statement, balance sheet, and statement of retained earnings as well as a statement of contingent liabilities for the year ended, certified by the president or chief financial officer of Seller; (b) when available, but in any event no later than thirty (30) days after the end of each fiscal month, monthly financial statements including, but not limited to, an income statement, and balance sheet for the period ended, certified by the president or chief financial officer of Seller, additionally, quarterly cash flow statements; (c) when available, but in any event no later than thirty (30) days after each month end, a monthly accounts receivable aging report, monthly accounts payable aging report, and monthly inventory report; (d) when available, but in any event no later than the end of each fiscal year, annual financial projections including an income statement, cash flow statement, and balance sheet for the period covered, and as otherwise requested by Purchaser; (e) when available, but in any event no later than the earlier of ten (10) days after filing or October 31, copies of federal and other governmental tax returns with all supporting documentation and schedules, prepared by a tax professional satisfactory to Purchaser; and (f) upon demand by Purchaser, any other information, documents, or reports reasonably requested by Purchaser, including but not limited to, an annual compliance certificate, certified by the president or chief financial officer of Seller. Seller shall cause any legal entity guaranteeing Seller’s Obligations hereunder to submit financial statements for such Guarantor to Purchaser as may be requested by Purchaser. Purchaser may charge Seller fifteen dollars ($15.00) per day for each report and each financial statement that is due and not delivered to Purchaser. All financial statements and reports shall be prepared in accordance with generally accepted accounting principles (either U.S. GAAP or International Financial Reporting Standards “IFRS”), applied on a consistent basis, in a form acceptable to Purchaser and certified by Seller as being true and correct.

20. Billing/Account Statement. Seller authorizes Purchaser to send a statement to any Account Debtors from time to time itemizing all uncollected payments due on any Accounts. Purchaser may render to Seller a statement setting forth the transactions arising under this Agreement. Each such statement is binding upon Seller as an account stated, except to the extent that Purchaser receives, within ninety (90) days after the rendering of such statement, written notice from Seller of any specific exceptions or corrections, and then such statement is binding against Seller as to any items to which Seller has not objected.

21. ACH Authorization. Seller authorizes Purchaser to establish an ACH arrangement to credit Seller’s Account with any Purchases or amounts owing to Seller by Purchaser and to debit Seller’s Account any amounts owing to Purchaser in connection with this Agreement. In the absence of written instructions acceptable to Purchaser, Seller hereby authorizes Purchaser to pay Seller by ACH. Seller may only terminate this authorization after thirty (30) days of prior written notice to Purchaser. Seller indemnifies Purchaser for all claims, demands, expenses, liabilities, and losses, including, without limitation, reasonable legal expenses and attorney fees, arising from any ACH or funds transfer or any action taken or not taken by Purchaser unless such action or non-action constitutes willful misconduct by Purchaser.

22. Field Exams. Seller will reimburse Purchaser for all fees and expenses, whether for Purchaser’s employee or otherwise, for each field examination of Seller’s books and records, assets and liabilities, with such fees and expenses including, without limitation, transportation, hotel, parking, and meals paid by Seller. Purchaser has the right to perform up to two (2) field examinations per year, however, upon an Event of Default and at any time thereafter, Purchaser has the right to perform as many field examinations as Purchaser deems necessary or appropriate in its discretion. Field examinations are performed for Purchaser’s sole benefit and internal use, and Purchaser has no obligation to provide Seller with the results of the examination or copies of any reports or work papers in whole or in part.

23. No Waiver. No waiver of any provision of this Agreement is effective unless in writing signed by Purchaser. No failure or delay on the part of Purchaser operates as a waiver, and no single or partial exercise of any right will preclude the exercise of that right or any other right now or in the future.

24. Termination. This Agreement is effective when all the parties have signed it and continues in full force and effect from the Start Date for the Initial Term, and is further extended automatically for successive one (1) year terms, unless Seller gives Purchaser written notice of its intention to terminate at least sixty (60) days prior to the expiration of the Initial Term or of the renewal term, whichever applies. All Obligations are due and payable in full upon termination. Upon Notice of Early Termination and payment to Purchaser of the Early Termination Fee and all Obligations, Seller may terminate this Agreement on any Early Termination Date. So long as there is no Event of Default (in which case Purchaser has all of the remedies specified in Section 17, Remedies), Purchaser may terminate this Agreement at any time for any reason on the date that is sixty (60) days from written notice in which event Seller has no obligation to pay any Early Termination Fee.

25. Indemnity. Seller indemnifies, agrees to pay and reimburse, and holds Purchaser and its affiliates and their respective partners, directors, officers, employees, agents, and representatives (each an “Indemnified Party”) harmless for and from any and all claims, losses, liabilities, judgments, settlements, expenses, and damages (each an “Indemnity Matter”) which may be imposed, asserted, or awarded against any Indemnified Party, including, without limitation, all legal expenses, court costs, and reasonable attorney fees incurred in connection with any Indemnity Matter, arising from or relating in any manner to this Agreement, or any document executed in connection with this Agreement, or any transaction contemplated by this Agreement, or the purchase, finance, and collection of Accounts pursuant to this Agreement, but excluding only an Indemnity Matter which is found in a final judgment by a court of competent jurisdiction to have resulted primarily from the Indemnified Party’s fraud or willful misconduct. The Indemnified Party has sole and complete control of the defense of each Indemnity Matter, and Seller hereby gives the Indemnified Party authority to settle or otherwise compromise any Indemnity Matter as the Indemnified Party in good faith determines is in the Indemnified Party’s best interests. Without limiting the generality of any of the foregoing, Seller releases and indemnifies each Indemnified Party from any Indemnity Matter which Seller may now or hereafter have arising out of the endorsement or deposit of payment issued by an Account Debtor marked as “accord and satisfaction,” “payment in full,” or otherwise for less than the full amount which may have been owed on the applicable Account.

26. Limitation of Liability. THE MAXIMUM AGGREGATE LIABILITY OF PURCHASER ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE AT LAW OR EQUITY, SHALL NOT EXCEED THE TOTAL AMOUNT OF FEES AND EXPENSES PAID TO PURCHASER PURSUANT TO THIS AGREEMENT IN THE TWELVE (12) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM. THE FOREGOING LIMITATION APPLIES EVEN IF THE SELLER’S REMEDIES UNDER THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE. ADDITIONALLY, IN NO EVENT SHALL PURCHASER BE LIABLE UNDER THIS AGREEMENT TO SELLER OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES, INCLUDING ANY DAMAGES FOR BUSINESS INTERRUPTION, LOSS OF USE, REVENUE OR PROFIT, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE AT LAW OR EQUITY, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR THE PURCHASER WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Without limiting the foregoing, Purchaser is at no time liable to Seller for any damages due to suspension, interruption, or termination of this Agreement. Purchaser makes no representations or warranties whatsoever, whether express or implied, including any warranties of merchantability or fitness for a particular purpose. Reports, determinations, analyses, and services by Purchaser are as-is without representation or warranty.

27. Entire Agreement. This Agreement, and all exhibits, riders, addendums, supplements, attachments, and other documents identified or contemplated in this Agreement, constitute the entire agreement between Seller and Purchaser, and supersede any prior agreement, as to the subject matter of this Agreement. The parties have not relied on any oral or written promises, statements, warranties, representations, or understandings not contained in this Agreement. This Agreement may not be amended except by written agreement signed by Seller and Purchaser.

28. Governing Law; Jurisdiction. This Agreement, including any claim relating to or arising out of this Agreement, or the default of this Agreement, whether sounding in contract, tort, or otherwise at law or in equity, is governed by and construed in accordance with Utah law, without giving effect to choice of law principles. JURISDICTION FOR ANY ACTION, PROCEEDING, CLAIM, COUNTERCLAIM, DISPUTE, OR OTHER CONTROVERSY IS VESTED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN SALT LAKE COUNTY, UTAH. SELLER ACKNOWLEDGES THAT BY EXECUTION AND DELIVERY OF THIS AGREEMENT, SELLER HAS TRANSACTED BUSINESS IN UTAH, AND SELLER VOLUNTARILY SUBMITS, CONSENTS, AND WAIVES ANY DEFENSE (INCLUDING FORUM NON CONVENIENS), TO EXCLUSIVE JURISDICTION IN SALT LAKE COUNTY, UTAH.

29. Jury Waiver. SELLER IRREVOCABLY WAIVES ALL RIGHTS TO JURY TRIAL IN ANY ACTION, PROCEEDING, CLAIM, COUNTERCLAIM, DISPUTE, OR OTHER CONTROVERSY, WHETHER IN CONTRACT, TORT, OR OTHERWISE AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

30. Attorney Fees and Expenses. Seller shall pay, and agrees to reimburse, to Purchaser on demand an amount equal to all expenses, costs, and reasonable attorney fees of Purchaser incurred in connection with: (a) the preparation, negotiation, execution, and administration of this Agreement; (b) all filing fees, recording fees, lien and tax search fees, collection service fees, return check fees, photocopies, postage, audit, field exam fees and expenses, inspection fees, appraisal fees, wire transfer fees, consultant fees, and delivery expenses, whether express, overnight, or otherwise; (c) an Event of Default or the exercising of any remedies under this Agreement; and (d) any bankruptcy or insolvency proceeding of any kind involving Seller, any Guarantor, this Agreement, or the Collateral and including, without limitation, amounts incurred in modifying or lifting the automatic stay, determining adequate protection, using or objecting to the use of cash collateral, or approving or objecting to any plan of reorganization. All amounts described in this paragraph become an Obligation when incurred.

31. Assignment. THIS AGREEMENT IS NOT ASSIGNABLE OR TRANSFERABLE IN WHOLE OR PART BY SELLER AND ANY SUCH PURPORTED ASSIGNMENT OR TRANSFER IS VOID. Seller agrees that Purchaser may assign all or part of this Agreement and may, without limitation, assign the rights, benefits, and remedies of Purchaser without assigning any of the duties, obligations, or liabilities of Purchaser. Subject to the foregoing two sentences, this Agreement is binding upon and inures to the benefit of the parties and their heirs, executors, administrators, successors, and assigns.

32. Successor Entity. Without limiting anything in Section 31, Assignment, in the event Seller’s principals, officers, or directors form a new entity similar to that of Seller during any term of this Agreement or while Seller remains liable to Purchaser for any Obligations, whether such entity is a corporation, partnership, limited liability company, or otherwise, the principals, officers, and directors, and each of them, acknowledge that such entity has expressly assumed the Obligations due Purchaser under this Agreement. Upon formation of any such entity, Purchaser shall be deemed to have been granted an irrevocable power of attorney with authority to execute, on behalf of the newly formed successor entity, a new UCC-1 or UCC-3 financing statement and have it filed with the appropriate secretary of state or UCC filing office. Purchaser shall be held harmless and relieved of any liability as a result of Purchaser’s execution and recording of any such financing statement or the resulting perfection of a lien in any of successor entity’s assets. In addition, Purchaser has the right to notify the successor entity’s Account Debtors of Purchaser’s lien rights and rights to collect all Accounts, and to notify any new lender who has sought to procure a competing lien of Purchaser’s rights in successor entity’s assets.

33. Disclosure. Seller consents to Purchaser’s disclosure of any information, reports, records, or documents, including, without limitation, financial statements, concerning Seller or any Guarantor, to the extent required for assignment or syndication or to the extent required by applicable law such as, without limitation, in connection with a subpoena, audit request, or examination by regulatory authorities, governmental agencies, rating agencies, or other financial institutions.

34. Clearance Days. For all purposes under this Agreement, Clearance Days will be added to the date on which any payment is received by Purchaser.

35. Joint and Several Liability. Each Seller and any Guarantors are jointly and severally liable for all obligations and liabilities, including, without limitation, the Obligations, arising under this Agreement and the other agreements, documents, obligations, and transactions contemplated by this Agreement.

36. General Release. Seller agrees that Purchaser has no obligation to release any lien or file any termination statement unless and until Seller and each Guarantor has executed and delivered to Purchaser a general release in a form acceptable to Purchaser. In connection with this paragraph, Seller waives any rights under Section 513 of Article 9 of the UCC or other applicable law. In addition, Seller releases and forever discharges Purchaser, its affiliates, officers, directors, agents, employees, and representatives from any and all claims of any kind whatsoever from the beginning of time through the date Seller first signs this Agreement.

37. Force Majeure. If Purchaser is unable to perform any of its obligations due to a Force Majeure Event, Seller agrees that the obligations of Purchaser under this Agreement will be suspended. Purchaser has no liability of any kind for any damages to Seller or any other Person resulting from a Force Majeure Event. Purchaser agrees to take reasonable measures to mitigate or eliminate the impact of the Force Majeure Event in order to resume performance of its obligations as soon as practicable.

38. Revival Clause. If the incurring of any obligation by Seller or any Guarantor, or if the payment of any money or transfer of any property to Purchaser by or on behalf of Seller, any Guarantor, or any Account Debtor, is for any reason subsequently determined to be an void, voidable, avoidable, or otherwise subject to return or repayment in whole or in part within the meaning of any state or federal law, including without limitation, any fraudulent transfer or preferential transfer under the U.S. Bankruptcy Code, or any other insolvency law, rule, or regulation (each a “voidable transfer”), and Purchaser is required to repay or restore any voidable transfer or the amount or any portion of any voidable transfer, or upon the advice of counsel is advised to do so, then, as to any such amount or property repaid or restored, including all legal expenses, court costs, and reasonable attorney fees of Purchaser, the liability of Seller and any Guarantor is automatically revived, reinstated, and restored and exists as though the voidable transfer had never been made.

39. No Other Beneficiary. This Agreement is made for the sole and exclusive benefit of Seller and Purchaser and is not intended to benefit any other Person including, without limitation, any Account Debtor. No other Person may claim any right or benefit or seek to enforce any provision of this Agreement.

40. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to only such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions, and any such prohibition or unenforceability in such jurisdiction will not void, invalidate, or render unenforceable such provision in any other jurisdiction.

41. Notice. All notices to Seller may be delivered in person, emailed, or mailed with postage prepaid, return receipt requested, to the address set forth below, or to such other address which is provided by Seller in writing, and will be effective upon the first of any of the following: (a) delivery in person to an employee or agent of Seller, (b) deposit in a receptacle under the control of the U.S. Postal Service, or (c) transmittal by electronic means, including, without limitation, facsimile, email, world wide web, or other electronic transmittal medium. Seller shall deliver all notices to Purchaser in writing to the address set forth below, or to such other address which is provided by Purchaser in writing, and such written notice will be effective upon actual receipt by a responsible officer of Purchaser.

SELLER:	Direct Communication Solutions, Inc.
Address:	17150 Via Del Campo, Suite 200
San Diego, CA 92127
Attn:	Christopher S. Bursey
Email:	rgomberg@dcsbusiness.com

PURCHASER:	Transportation Alliance Bank Inc.
Address:	4185 Harrison Blvd.
Ogden, UT 84403
Attn:	A/R Finance Operations
Email:	legal@tabbank.com

42. Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, and all of which together constitute only one agreement between the parties. The signatures of all parties do not need to be on the same counterpart for this Agreement to be effective. Delivery of an executed counterpart’s signature page of this Agreement, by facsimile, email in PDF format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement. Notwithstanding the preceding sentence, each party hereto shall deliver original counterparts to the other parties by no later than two (2) days after delivering the executed counterpart as specified in the preceding sentence.

[Signature page below]

The parties, by and through their duly authorized representatives, hereby execute this Agreement.

Seller:		Purchaser:

Direct Communication Solutions, Inc.		Transportation Alliance Bank Inc. dba TAB Bank

“Christopher S. Bursey”		“Curtis Sutherland”
Name:	Christopher S. Bursey	Name:	Curtis Sutherland
Title:	CEO	Title:	VP, AR Operations

		Date:	1/23/2020 | 3:29 PM MST

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS ARE MARKED WITH [*****] AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT A

This is Exhibit A to the Enhanced Secured Purchase and Security Agreement, dated January 22, 2020 (the “Agreement”), between Transportation Alliance Bank Inc. dba TAB Bank (“Purchaser”) and Direct Communication Solutions, Inc. (the “Seller”).

Administration Discount: If the number of days from the Purchase Date through date Purchased Account is Closed is 1 day, or more, then the Administration Discount is 0.0080% per diem.

Discount Fee Rate: Seller shall pay a discount rate to Purchaser on the Funds Employed at a variable per annum rate equal to the LIBOR Rate plus 4.5000% (the “Discount Fee Rate”). As of January 20, 2020, LIBOR Rate is 1.8021%; therefore, the corresponding Discount Fee Rate is 6.4100% per annum, with a per diem rate of 0.0178% (6.4100% divided by 360 days). Notwithstanding the foregoing sentence, at no time shall the LIBOR Rate applicable to calculating the Discount Fee Rate be less than 1.9100%.

Advance Rate:	90%
Reserve Percentage:	10%
Maximum Amount:	$2,500,000.00
Origination Fee:	$18,750.00
Annual Fee %:	0.50%
Minimum Monthly Fee %:	0.25%
Initial Term:	24 months
Guarantor(s):	Christopher S. Bursey (Validity Guaranty only)

Exclusion(s):	[*****]

Other or prior names:	None

Seller:

Direct Communication Solutions, Inc.

“Christopher S. Bursey”
Name:	Christopher S. Bursey
Title:	CEO

Enhanced Secured Purchase and Security Agreement – Exhibit A

NON-NOTIFICATION

(Client handles its own collections)

Notification letter is signed and held in the legal file. Pursuant to Section 17 of the Enhanced Secured Purchase and Security Agreement, dated January 22, 2020 (the “Agreement”):

Upon an Event of Default and at any time thereafter, Purchaser may exercise any one or more of the following, with or without terminating this Agreement, with or without notice to Seller or any Guarantor: … (o) notify any Account Debtor that Seller assigned the Accounts (including Exclusions and Repurchased Accounts) to Purchaser and that payment is to made to the order of, directly, and solely to Purchaser.

Upon an Event of Default, as specified in the Agreement, please contact the legal department to obtain the signed notification letter.

NOTIFICATION LETTER

RE:	Notice of Assignment and Instruction for Payment of Accounts Receivable of Direct Communication Solutions, Inc. to Transportation Alliance Bank Inc. dba TAB Bank

Dear Valued Customer:

In order to accommodate our rapid growth and to maintain the high quality of our service, we have retained the professional services of Transportation Alliance Bank Inc. dba TAB Bank (“TAB Bank”), a highly respected source for accounts receivable management and funding.

As part of TAB Bank’s service, they are providing us with a centralized billing and accounts receivable system. Therefore, we request your cooperation in remitting payments on all open invoices as well as those subsequently received, directly to TAB Bank at the address that they will supply to you. This financial arrangement has been duly recorded under appropriate State Statutes and Uniform Commercial Codes. Please make a notation of this assignment in your records.

If there are any questions concerning your billing, please feel free to call TAB Bank at (877) 664-5503, or email your request to TAB Bank at correspondence@tabbank.com. This notice and instruction shall remain in full force and effect until you are notified by TAB Bank in writing to the contrary. Thank you for your cooperation.

We appreciate your business, and look forward to providing you with continued quality service. With best regards,

“Christopher S. Bursey”
Name:	Christopher S. Bursey
Title:	CEO

INVENTORY ADVANCE AGREEMENT

This Inventory Advance Agreement (“Agreement”) is between Transportation Alliance Bank Inc. dba TAB Bank (the “Bank”) and Direct Communication Solutions, Inc. (the “Client”).

A. Bank and Client have entered or will enter into that certain Enhanced Secured Purchase and Security Agreement, dated on or about January 22, 2020 (the “Facility Agreement”); and

B. Client desires to receive additional advances from Bank based on Eligible Inventory, and Bank desires to do so only in accordance with this Agreement.

The parties therefore agree as follows:

1. Unless otherwise defined in this Agreement, any capitalized terms not defined in this Agreement have the meanings ascribed in the Facility Agreement. As used in this Agreement, the following terms have the following respective meanings:

“Collateral” means Collateral, as defined in the Facility Agreement, and the Inventory Collateral.

“Eligible Inventory” means Inventory consisting of products of any kind or nature held for sale in the ordinary course of Client’s business and raw materials for such finished goods, but only if subject to manufacturer “buy-back” provisions, are located at Client’s premises, are acceptable to Bank in all respects, and strictly comply with all of Client’s representations and warranties to Bank. Eligible Inventory shall not include work in process, obsolete, Slow Moving Inventory, all packaging and shipping materials, and supplies used or consumed in Client’s business, Inventory at any location other than Client’s place of business, Inventory subject to a security interest or lien in favor of any third party, bill and hold goods, Inventory that is not subject to Bank’s perfected security interests, returned or defective goods, “seconds”, and Inventory acquired on consignment. Eligible Inventory shall be valued at the lower of Client’s cost or market value.

“Inventory” means all present and future inventory in which Client has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Client’s present and future raw materials, work in process, finished goods, and packaging and shipping materials, wherever located, and any documents of title representing any of the above.

“Inventory Collateral” means all Inventory, all Goods, merchandise or other personal property held for sale or lease or to be furnished under labels or other devices, names or marks affixed thereto for purposes of selling or identifying the same or the seller or manufacturer thereof, and all Client’s right, title and interest therein and thereto, all raw materials, work or goods in process or materials or supplies of every nature used, consumed or to be used in Client’s business, all packaging and shipping materials, and all proceeds and products of any of the foregoing (including without limitation proceeds consisting of accounts receivable, chattel paper, and insurance proceeds) whether now owned or hereafter acquired and wherever located.

“Inventory Sublimit” means Five Hundred Thousand Dollars ($500,000.00).

“NOLV” means the net orderly liquidation value as determined by an appraiser acceptable to Bank on the basis of an opinion of the estimated gross amount, expressed in terms of money, that could be typically realized from a liquidation sale, given a reasonable period of time to find a purchaser, or purchasers, with the seller being compelled to sell on an as-is, where-is basis, as of a specific date, after deducting expenses of liquidation including, but not limited to, the liquidator’s commissions and the liquidator’s costs associated with travel expenses, set-up costs, labor, site security, and advertising costs.

“Obligations” means all Obligations, as defined in the Facility Agreement, together with all loans and advances made and to be made by Bank to Client or to others for Client’s account, and any and all indebtedness which may at any time be owing by Client to Bank however arising, whether now in existence or incurred by Client from time to time hereafter, whether secured by pledge or lien upon or security interest in any of Client’s property other than the Collateral herein described, or by a pledge or lien upon or security interest in the property of any other person, firm or corporation, whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether Client is liable to Bank for such indebtedness as principal, surety, endorser, grantor or otherwise, and including, without limitation, Client’s liability to Bank for any balances owing to Bank under this Agreement, the Facility Agreement, or under any other agreement or arrangement now or hereafter entered into between the parties, Client’s liability to Bank as maker or endorser of any promissory note or other instrument for the payment of money, Client’s liability to Bank under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which Bank may make or issue to others for Client’s account including any accommodation extended to Client with respect to Bank’s issuing letters of credit, acceptance of drafts or endorsement of notes or other instruments for Client’s account and benefit, and further including, without limitation, interest, commissions, financing and service charges, and expenses and fees chargeable to and due from Client under this Agreement, the Facility Agreement, or any other agreement or arrangement which may be now or hereafter entered into between the parties hereto.

“Slow Moving Inventory” means Inventory which has been on hand for greater than one (1) year or on hand for that amount of time which Bank, in its sole discretion, deems to be slow moving.

2. Subject to the terms and conditions of the Facility Agreement (including, without limitation, the Maximum Amount specified in the Facility Agreement), upon acceptance by Bank of Eligible Inventory, Bank may advance to Client, upon Client’s request an amount limited to the lesser of: (a) 50% of the cost of Eligible Inventory, (b) 50% of Funds Employed, or (c) the Inventory Sublimit.

3. Client shall pay to Bank, with or without demand:

(a) The amount advanced under this Agreement will bear interest on the average daily balance at a per annum rate of 4.500% over the LIBOR Rate. The LIBOR Rate, however, shall at no time be less than 1.9100%. Interest shall be due and payable on the last Business Day of the calendar month in which it accrues and shall be computed on the basis of a 360 day year for the number of days elapsed. If Client is determined to be in default of this Agreement or Facility Agreement, Client shall be obligated to pay interest, on all Obligations, at a rate that is five percent (5%) above the otherwise applicable rate from and after the occurrence and during the continuation of the Event of Default;

(b) Client shall pay a collateral monitoring fee in arrears on the first day each month equal to the average daily inventory loan balance multiplied by the number of days in the prior month multiplied by 0.0100%.

4. As security for the prompt payment in full of all loans and advances made and to be made to Client from time to time by Bank in conjunction with this Agreement and the Facility Agreement, as well as to secure the payment and performance in full of the Obligations, Client hereby pledges and grants to Bank a security interest in the Collateral. This security interest is a continuing general lien upon the Collateral.

5. The amount of all loans and advances made and to be made by Bank to Client and the period of time during which they are to remain outstanding shall at all times be in Bank’s sole discretion. The ratio of Collateral to such loans and advances and to the other Obligations referred to herein must be satisfactory to Bank at all times and the valuation of the Collateral is to be determined exclusively by Bank. Bank is to be at liberty from time to time, without responsibility or liability to Client, to revise any limit placed by Bank on loans and advances or other Obligations.

6. The pledge of, lien upon, and security interest granted and hereby created in the Collateral, unless expressly limited by the provisions of paragraph 1, shall:

(a) Extend and attach to the entire Collateral which is presently in existence and which is owned by Client or in which Client has an interest, and all Collateral which Client may purchase or in which Client may acquire an interest at any time and from time to time in the future, whether such Collateral is in transit or in Client’s constructive, actual or exclusive occupancy or possession or not, or held by or others for Client’s account and wherever the same may be located, including, but without limiting the generality of the foregoing, all Collateral which may be located on Client’s premises or upon the premises of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents, finishers, converters or other third parties who may have possession of the Collateral.

(b) Extend and attach to the entire Collateral through all stages of manufacture, to raw materials, to goods in process and to the finished products, and to all additions thereto, and to any portion thereof which may be returned by or repossessed by either of the parties hereto from customers, as well as to all supplies, goods, incidentals, packaging materials, and any other items which contribute to the finished product manufactured or processed by Client, or to the sale, promotion and shipment thereof.

7. Client agrees to:

(a) Execute and deliver to Bank, from time to time, solely for Bank’s convenience in maintaining a record of the Inventory Collateral, such consignments or separate written statements as Bank may require, designating, identifying or describing the Inventory Collateral consigned to or pledged with Bank, and in which Bank has a security interest. Client’s failure, however, to promptly give Bank such consignments, or other statements shall not affect, diminish, modify or otherwise limit Bank’s lien or security interest in Inventory Collateral which Client may now have or acquire from time to time hereafter.

(b) Safeguard, protect, and hold all Inventory Collateral for Bank’s account and to make no disposition thereof except in the regular course of business as provided in this Agreement. Until Bank has given Client written notice to the contrary, any Inventory Collateral which Bank may from time to time permit to remain in Client’s or Client’s selling agent’s or any third party’s possession or control may be sold and shipped by Client to Client’s customers in the ordinary course of business, on open account and on terms not exceeding the terms currently being extended by Client to its customers, upon the condition that all proceeds of all sales (including cash, accounts receivable, checks, notes, instruments for the payment of money and the like) are forthwith transferred, assigned, endorsed and turned over to Bank in accordance with the provisions of this Agreement and the Facility Agreement. Bank shall have the right to withdraw this permission at any time on reasonable notice to Client in which event no further disposition shall be made of the Inventory Collateral without Bank’s written approval.

8. Upon the sale, exchange, or other disposition of Inventory Collateral, the security interest and lien created and provided for in this Agreement will, without break in continuity and without further formality or act, continue in and attach to the instruments for the payment of money, accounts receivable, contract rights, documents of title, shipping documents, chattel paper and all other cash and noncash proceeds of such sale, exchange or disposition, including Inventory Collateral returned or rejected by customers or repossessed by either of the parties hereto. As to any such sale, exchange, or disposition, Bank has all the rights of an unpaid seller, including stoppage in transit, replevin, and reclamation.

9. All invoices covering sales of Inventory Collateral are to be assigned to Bank in accordance with the Facility Agreement and the proceeds thereof, if collected by Client, are to be turned over to Bank in accordance with the Facility Agreement. Cash sales of the Inventory Collateral or sales in which a lien upon or security interest in the Collateral is retained shall only be made by Client with Bank’s prior written approval and the proceeds of such sales, whether cash, documents or instruments, shall not be commingled with Client’s other property, but shall be segregated, held by Client in trust for Bank as Bank’s exclusive property and shall be delivered immediately by Client to Bank in the identical form received.

10. Client hereby warrants and represents that the lien and security interest granted to Bank in the Inventory Collateral constitutes and shall at all times constitute a first lien thereon, that Client is, or will be at the time any Inventory Collateral is acquired by Client, the absolute owner of the Inventory Collateral with full right to pledge, sell, consign, transfer, and create a security interest in the same, free and clear of any and all claims in favor of others, that Client will at its expense forever warrant and at Bank’s request, defend the same from all claims and demands of all other persons and Client will not grant, create or permit to exist, any lien upon or security interest in the Inventory Collateral in favor of others.

11. Client agrees to comply with the requirements of all state and federal laws in order to grant to Bank a valid lien upon and a security interest in the Inventory Collateral. Client agrees to do whatever Bank may request by way of leasing warehouses, filing notices of lien or financing statements and amendments, renewals and continuations thereof, cooperating with Bank’s custodians, keeping stock records, transferring Inventory Collateral to Bank’s possession, obtaining waivers from landlords and mortgagees (with no less than ninety (90) days of unencumbered access by Bank), and performing such further acts as Bank may require in order to effect the purpose of this Agreement.

12. Client will pay when due all taxes, assessments, and other charges lawfully levied or assessed upon the Inventory Collateral, and if such taxes or other assessments remain unpaid after the date fixed for the payment of the same, or if any lien shall be claimed which in Bank’s opinion might possibly create a valid obligation having priority over the rights granted to Bank herein, Bank may, without notice to Client, pay such taxes, assessments, charges or claims, and the amount thereof shall be added to the Obligations hereby secured. All and any fees, costs and expenses, of whatever kind and nature, including any taxes of any kind, which Bank may incur in filing public notices, and the charges of any attorney whom Bank may engage in preparing and filing documents, making title examinations and rendering opinion letters, as well as expenses incurred by Bank (including reasonable attorney fees) in protecting, maintaining, preserving, enforcing or foreclosing the pledge, lien and security interest granted to Bank hereunder, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or related to Bank’s transactions with Client, shall be borne and paid for by Client and until paid by Client shall be added to the Obligations hereby secured.

13. Client agrees to maintain books and records pertaining to the Inventory Collateral in such detail, form and scope as Bank shall require. Client agrees that Bank or its agents may enter upon Client’s premises at any time and from time to time for the purpose of inspecting Inventory Collateral and any and all records pertaining thereto. Client agrees to notify Bank promptly of any change in its name, mailing address, principal place of business or location of the Inventory Collateral. Client is also to advise Bank promptly, in sufficient detail, of any substantial change relating to the type, quantity or quality of the Inventory Collateral, or any event which would have a material effect on the value of the Inventory Collateral or on the lien and security interest granted to Bank in this Agreement. Client agrees to maintain a true and correct inventory reporting system acceptable to Bank in its sole discretion, and Client agrees to deliver (without demand) to Bank not less frequently than monthly an inventory report acceptable to Bank in its sole discretion.

14. Client agrees to comply with all acts, rules, regulations, and orders of any legislative, administrative or judicial body or official, applicable to the Inventory Collateral or any part thereof or to the operation of Client’s business; provided that Client may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in Bank’s opinion, adversely affect Bank’s rights or the priority of the lien or security interest in the Inventory Collateral provided for in this Agreement.

15. Client agrees to maintain insurance on the Inventory Collateral under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are at all times satisfactory to Bank. All policies covering the Inventory Collateral shall contain a lender’s loss payable endorsement in a form satisfactory to Bank, showing Bank as a loss payee; or at Bank’s option, are to be made payable to Bank, in case of loss, under a standard noncontributory “mortgagee,” “lender’s” or “secured party” clause and are to contain such other provisions as Bank may require to fully protect its interest in the Inventory Collateral and to payments to be made under such policies. All policies are to be delivered to Bank, premium prepaid, and shall provide for not less than ten (10) days prior written notice to Bank of the exercise of any right of cancellation. Unless Bank shall otherwise agree with Client in writing, Bank shall have the sole right, in its own name or Client’s name, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

16. On or at any time after a breach by Client of any of the terms or provisions of this Agreement, the Facility Agreement, including but not limited to the Events of Default as defined therein, or any other agreement or arrangement now or hereafter entered into between the parties hereto, or on or any time after the nonpayment when due of any Obligation owing to Bank, whether or not the Facility Agreement shall continue, or upon Client’s making a general assignment for the benefit of creditors or there is filed by or against Client a petition in bankruptcy or for the appointment of a receiver or there is commenced under any bankruptcy or insolvency law proceedings for Client’s relief or for the composition, extension, arrangement or adjustment of any of Client’s obligations or Client’s business is discontinued as a going concern, Bank has the right, with or without notice to Client, to terminate this Agreement, or to foreclose the lien and security interest created in this Agreement by any available judicial procedure, or to take possession of the Inventory Collateral without judicial process, and to enter any premises where the Inventory Collateral may be located for the purpose of taking possession of or removing the Inventory Collateral. All duties, obligations, covenants, and agreements of Client incurred prior to termination survive termination of this Agreement. Bank has the right to sell, lease, or otherwise dispose of all or any part of the Inventory Collateral whether in its then condition or after further preparation or processing, in Client’s name or in Bank, or in the name of such party as Bank may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as Bank in its sole discretion may deem advisable, and Bank shall have the right to purchase at any such sale. If any Inventory Collateral requires rebuilding, repairing, maintenance, preparation, or is in process or other unfinished state, Bank has the right, at its option, to do such rebuilding, repairing, preparation, processing, or completion of manufacturing, for the purpose of putting the Inventory Collateral in such saleable form as Bank deems appropriate. Client agrees, at Bank’s request, to assemble the Inventory Collateral and to make it available to Bank at places which Bank shall select, whether at Client’s premises or elsewhere, and to make available to Bank all of Client’s premises and facilities for the purpose of Bank’s taking possession of, removing or putting the Inventory Collateral in saleable form. The proceeds of any such sale, lease, or other disposition of the Inventory Collateral shall be applied first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like, and then to the satisfaction of Client’s Obligations to Bank, application as to particular Obligations or as to principal or interest to be in Bank’s absolute discretion. Client is liable to Bank for and shall pay to Bank on demand any deficiency which may remain after such sale, lease, or other disposition, and Bank in turn agrees to remit to Client any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, whether under applicable law, the UCC, or otherwise, all of which shall be cumulative.

17. The lien, rights, and security interest granted to Bank hereunder are to continue in full force and effect, notwithstanding the termination of this Agreement or the Facility Agreement or the fact that the principal account maintained in Client’s name on Bank’s books may from time to time be temporarily in a credit position, until the final payment to Bank in full of all Obligations due to Bank by Client, together with interest thereon, and Bank’s delay or omission to exercise any right shall not be deemed a waiver thereof or of any other right, unless such waiver be in writing. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

18. To the extent that Client’s Obligations are now or hereafter secured by collateral other than the Inventory Collateral or by the guarantee, endorsement or property of any other person, firm or corporation, then Bank shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies Bank shall at any time pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of them or any of Bank’s rights hereunder.

19. This Agreement is intended to be a part of the Facility Agreement. The Facility Agreement remains in full force and effective, except to the extent supplemented by this Agreement. In this Agreement, in the event of a conflict between the provisions of this Agreement and of the Facility Agreement, the provisions of this Agreement control. This Agreement may only be amended in writing by the parties. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which once so executed will be deemed to be an original and all of which taken together constitute one and the same instrument. This Agreement may be executed by electronic signature acceptable to Bank. Delivery of this Agreement by facsimile or email constitutes conclusive evidence of execution and delivery upon receipt by the other party.

The parties, by and through their dully authorized representatives, hereby execute this Agreement.

Client:

Direct Communication Solutions, Inc.

“Christopher S. Bursey”
Name:	Christopher S. Bursey
Title:	CEO

Bank:

Transportation Alliance Bank Inc. dba TAB Bank

/s/ Curtis Sutherland
Name:	Curtis Sutherland
Title:	VP, AR Operations
Date:	1/23/2020 | 3:29 PM MST

CERTIFICATE OF AUTHORITY OF SELLER

I, Christopher S. Bursey, do hereby certify that I am CEO of Direct Communication Solutions, Inc., a Delaware corporation (the “Seller”). I further certify that the following is a true and correct copy of the resolutions duly adopted (check one):

☐  at a meeting of the board of directors of Seller, duly called, noticed and held________________, at which meeting there was at all times present and acting, at least, the minimum number of members of said board of directors as are required by law and by the articles of incorporation of Seller to bind Seller; and I further certify that said resolutions are in full force and effect:

☒ by written action of the board of directors duly and lawfully taken; and I further certify that said resolutions are in full force and effect:

RESOLVED, that any of the Chief Executive Officer, the President, the Chief Financial Officer, the Secretary, the Treasurer, and each Vice President, and each other or agent of Seller, the replacements and successors of any of the foregoing persons, any officers or agents designated by any of the foregoing persons to act in their stead (each, an “Authorized Representative”), and each of them acting alone or with others, are hereby authorized, directed and empowered for and on behalf of and in the name of Seller to enter into any lines of credit, term loans, letters of credit and other financial accommodations, in any amount, with Transportation Alliance Bank Inc. dba TAB Bank, a Utah corporation (together with its participants, successors, and assigns, the “Purchaser”), as they, or any of them, may see fit at this time or at any other time;

RESOLVED FURTHER, that the foregoing Authorized Representatives, and each of them, are hereby authorized, directed and empowered for and on behalf of and in the name of Seller, to borrow any monies and obtain letters of credit and other financial accommodations, in any amount, from Purchaser and grant or create security interests in, discount, sell, assign, transfer, mortgage or pledge to Purchaser any and all real and personal property and assets now or hereafter owned by Seller (including without limitation, its accounts, chattel paper, general intangibles (including tax refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, trade secrets, customer lists and licenses), documents, instruments, securities, deposit accounts, certificates of deposit, goods, inventory, equipment, fixtures, books and records, investment property and proceeds of the foregoing), either absolutely, with or without recourse, and for such consideration as such Authorized Representative may determine to be appropriate or as security for the payment and performance of any debts, liabilities, and obligations owed to Purchaser as they, or any of them, may see fit at this time or at any other time;

RESOLVED FURTHER, that the foregoing Authorized Representatives, and each of them, are hereby authorized, directed, and empowered to authorize, make, sign, execute, and deliver to Purchaser for and on behalf of and in the name of Seller, any and all purchase agreements, assignment agreements, loan agreements, security agreements, promissory notes, or other evidences of indebtedness, financing statements, letter of credit documents and other instruments, agreements, and documents with, in favor of or for the benefit of Purchaser and any and all amendments, extensions, modifications, replacements or substitutions thereto as they, or any of them, may see fit at this time or at any other time, in such amounts and for such time, and at such rates of interest and upon such terms as they, or any of them, may approve, such approval to be conclusively evidenced by such Authorized Representative’s signature thereon;

RESOLVED FURTHER, that (without limiting the generality of the foregoing resolution) the Enhanced Secured Purchase and Security Agreement, dated January 22, 2020 (the “Agreement”), entered into between Seller and Purchaser, and all other agreements, instruments, and documents connected therewith (the “Facility Documents”), be, and the same hereby are, approved on the terms and conditions as set forth therein; and that any Authorized Officer be, and hereby is, authorized and directed to enter into said Agreement and all other agreements, instruments, and documents connected therewith (including without limitation the Facility Documents) and to execute the same for and on behalf of Seller on the terms and conditions set forth therein;

RESOLVED FURTHER, that any Authorized Representative be, and hereby is, authorized and directed to negotiate, agree upon, execute and deliver, from time to time, in the name of, and on behalf of Seller, such agreements, amendments and supplements to said Agreement or any other agreement, instrument or document connected therewith (including without limitation the Facility Documents), and all other documents, instruments, certificates, notices and further assurances, and to perform any and all such acts and things as may be required by Purchaser in connection with said Agreement or any other agreement, instrument, or document connected therewith (including without limitation the Facility Documents), or that may to such Authorized Representative seem necessary or proper to implement and effect the complete consummation of said Agreement or any other agreement, instrument, or document connected therewith (including without limitation the Facility Documents) in all respects and for the purposes set forth in these resolutions;

RESOLVED FURTHER, that an Authorized Representative shall certify to Purchaser the names and signatures of the persons who presently are duly elected, qualified, and acting as the Authorized Representatives referred to in the foregoing resolutions, and an Authorized Representative shall from time to time hereafter, upon a change in the facts so certified, immediately certify to Purchaser the names and signatures of the persons then authorized to sign or to act; Purchaser shall be fully protected in relying on such certificates and on the obligation of an Authorized Representative (set forth above) immediately to certify to Purchaser any change in any facts so certified; and Purchaser shall be indemnified and saved harmless by Seller from any claims, demands, expenses, losses, or damages resulting from or growing out of honoring or relying on the signature or other authority (whether or not properly used) of any Authorized Representative whose name and signature was so certified, or refusing to honor any signature or authority not so certified.

RESOLVED FURTHER, that the foregoing resolutions are in addition to, and do not limit and shall not be limited by, any resolutions heretofore or hereafter adopted by Seller for the conduct of business with Purchaser; and that the foregoing resolutions and authorizations set forth herein shall remain in full force and effect until written notice of their amendment or repeal shall be received by Purchaser in writing, and until all indebtedness and obligations arising out of said Agreement and all other agreements, instruments, and documents connected therewith (including without limitation the Facility Documents) shall have been paid and satisfied in full;

RESOLVED FURTHER, that any and all transactions by or on behalf of Seller with Purchaser prior to the adoption of the foregoing resolutions be and the same hereby are in all respects ratified, approved, and confirmed.

I further certify that the board of directors of Seller has, and at the time of adoption of the foregoing resolutions had, full power and lawful authority to adopt the foregoing resolutions and to confer the powers therein granted to the persons named and that such persons have full power and authority to exercise same. I further certify that the signatures set forth on Signature Authorization executed of even date are the authentic and official signatures of the Authorized Representatives referred to in the foregoing resolutions.

I further certify (check one):

☐ that the foregoing resolutions were duly approved by the shareholders of Seller at a meeting duly and properly called and held on                                         , at which a quorum was present and acting throughout, or otherwise as permitted by law.

☒  that the foregoing resolutions are effective and binding on Seller without approval by its shareholders.

I further certify that the forms of said Agreement and the other Facility Documents, and any other writings identified in the resolutions set forth above, executed on behalf of Seller by one or more of its Authorized Representatives and delivered to Purchaser are the agreements and writings referred to in and approved by the resolutions set forth above.

IN WITNESS WHEREOF, I sign my name this          1/23/2020 | 1:55 PM PST              .

Direct Communication Solutions, Inc.

“Christopher S. Bursey”
Christopher S. Bursey, CEO

Attest by one other authorized representative:

“Richard M. Gomberg”
Richard M. Gomberg, CFO

VALIDITY GUARANTY

January 22, 2020

Transportation Alliance Bank Inc. dba TAB Bank

4185 Harrison Blvd. Ogden, Utah 84403

RE:	Direct Communication Solutions, Inc., a Delaware corporation (the “Company”)

Ladies and Gentlemen:

Pursuant to that certain Enhanced Secured Purchase and Security Agreement, dated January 22, 2020 (as the same may herein after be amended, restated, or modified from time to time, the “Agreement”), between Company and Transportation Alliance Bank Inc. dba TAB Bank (the “Bank”), Company has become obligated or indebted, and may from time to time be further obligated or indebted, to Bank on account of purchases of Accounts, loans, or other extensions of credit or financial accommodations which are evidenced, secured, or governed by such agreements, instruments, and documents executed in connection with the Agreement (collectively, the “Facility Documents”).

Bank will not make a purchase or loan or otherwise extend credit to Company unless the undersigned (“Guarantor”) unconditionally guarantees payment and performance to Bank of the Guaranteed Obligations (as herein defined).

Guarantor is a direct or indirect holder of capital stock of Company, and will directly benefit from Bank making purchases, loans, and otherwise extending credit to Company.

In order to induce Bank to make purchases, loans, or extension of credit to Company, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

1. Guarantor hereby irrevocably and unconditionally guarantees to Bank and its successors and assigns the payment and performance of the Guaranteed Obligations as and when the same are due and payable, whether by lapse of time, by acceleration of maturity, or otherwise. Capitalized terms used herein but not otherwise defined have the meaning assigned to such terms in the Agreement.

2. As used herein, the term “Guaranteed Obligations” means any direct, indirect, or consequential damages or loss, cost, expense, liability, claim, or other obligation incurred by Bank (including reasonable attorney fees and costs) arising out of or in connection with the following:

(a) any material misstatement (whether or not intentional) and any willful or intentional misrepresentation or gross negligence by Company or any Guarantor in connection with the Agreement or Facility Documents;

(b) any acts of fraud, deceit, misappropriation of funds, or criminal act by Company or any Guarantor or any of their respective officers, employees or agents; or

(c) any unauthorized, consensual, and intentional transfer, assignment, sale, or encumbrance of any Collateral by Customer or any Guarantor or any of their respective officers, employees or agents.

3. This Validity Guaranty (this “Guaranty”) is an irrevocable, absolute, continuing guaranty of payment and performance of the Guaranteed Obligations and not a guaranty of collection. This Guaranty may not be revoked by Guarantor and continues to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor and after Guarantor’s death (in which event this Guaranty is binding upon Guarantor’s estate and Guarantor’s legal representatives and heirs). The fact that at any time or from time to time the Guaranteed Obligations may be increased or reduced does not release or discharge the obligation of Guarantor to Bank with respect to the Guaranteed Obligations. This Guaranty may be enforced by Bank and its successors and assigns and is not discharged by the assignment or negotiation of all or any part of the Obligations.

4. If all or any part of the Guaranteed Obligations are not punctually paid when due, whether at demand, maturity, acceleration, or otherwise, Guarantor shall, no later than five (5) Business Days after demand by Bank, and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity, or any other notice whatsoever, pay in lawful money of the United States of America, the amount due on the Guaranteed Obligations to Bank at Bank’s address as set forth herein. Such demand(s) may be made at any time coincident with or after the time for payment of all or any part of the Guaranteed Obligations, and may be made from time to time with respect to the same or different items of Guaranteed Obligations. Such demand shall be deemed made, given, and received in accordance with the notice provisions hereof.

5. Bank has no obligation (and Guarantor hereby waives any rights which Guarantor may have to require Bank) to enforce the obligations of Guarantor under this Guaranty, first to (a) institute suit or exhaust its remedies against Company or others liable on the Agreement or the Guaranteed Obligations or any other person, (b) enforce Bank’s rights against any collateral which have been given to secure the Obligations, (c) enforce Bank’s rights against any other guarantors of the Guaranteed Obligations, (d) join Company or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty, (e) exhaust any remedies available to Bank against any collateral which have been given to secure the Obligations, or (f) resort to any other means of obtaining payment of the Guaranteed Obligations. Guarantor agrees Bank is not required to mitigate damages or take any other action to reduce, collect, or enforce the Guaranteed Obligations.

6. Guarantor agrees to the provisions of the Agreement and the Facility Documents, and hereby waives notice of (a) any purchases, loans, or advances made by Bank to Company, (b) acceptance of this Guaranty, (c) any amendment or extension of the Agreement or of any other Facility Documents, (d) the execution and delivery by Company and Bank of any other purchase, loan, or credit agreement or of Company’s execution and delivery of any promissory notes or other documents arising under the Facility Documents, (e) the occurrence of any breach by Company or an Event of Default under the Agreement, (f) Bank’s transfer or disposition of the Guaranteed Obligations, or any part thereof, (g) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (h) protest, proof of non-payment or default by Company, or (i) any other action at any time taken or omitted by Bank, and, generally, all demands and notices of every kind in connection with this Guaranty, the Facility Documents, any documents or agreements evidencing, securing, or relating to any of the Guaranteed Obligations and the obligations hereby guaranteed.

7. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership, or other debtor relief law, or any judgment, order, or decision thereunder, Bank must rescind or restore any transfer or payment, or any part thereof, received by Bank in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Bank shall be without effect, and this Guaranty shall remain in full force and effect. It is the intention of Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Guarantor’s performance of such obligations and then only to the extent of such performance.

8. Notwithstanding anything to the contrary contained in this Guaranty, until ninety-one (91) days after the payment of all Obligations by Company in full and the termination of all commitments to lend under the Agreement and Facility Documents, Guarantor hereby unconditionally and irrevocably waives, releases, and abrogates any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating the Guarantor to the rights of Bank), to assert any claim against or seek contribution, indemnification, or any other form of reimbursement from Company or any other party liable for payment of any or all of the Guaranteed Obligations for any payment made by Guarantor under or in connection with this Guaranty or otherwise.

9. Nothing herein contained shall be in any way impaired or affected by any change in or amendment of the Obligations, the Agreement, or any of the other Facility Documents or the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution, or lack of power of Company, any Guarantor, or any other party at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of Company or any Guarantor, or any sale, lease, or transfer of any or all of the assets of Company or any Guarantor, or any changes in the shareholders, partners, or members of Company or any Guarantor; or any reorganization of Company or any Guarantor. This Guaranty is binding upon the Guarantor, and the Guarantor’s personal representative, successors, and assigns, and remains in full force and effect until the later to occur of the termination of the Agreement or the repayment in full in cash of all Obligations owing thereunder.

10. Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of the Company and is familiar with the value of any and all collateral intended to be created as security for the payment of the Guaranteed Obligations; however, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.

11. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Guaranty, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. Every obligation, covenant, condition, provision, warranty, agreement, liability, and undertaking of Guarantor contained in this Guaranty shall be deemed cumulative and not in derogation or substitution of any of the other obligations, covenants, conditions, provisions, warranties, agreements, liabilities, or undertakings of Guarantor contained herein or therein. Bank’s failure, at any time or times hereafter, to require strict performance by Guarantor of any provision of this Guaranty shall not waive, affect, or diminish any right of Bank thereafter to demand strict compliance and performance therewith and no delay or omission in the exercise or pursuit by Bank of any right, power, or remedy shall impair any such right, power, or remedy or shall be construed to be a waiver thereof

12. Guarantor agrees that this Guaranty, and all claims relating to or arising out of this Guaranty, whether sounding in contract, tort, or otherwise, are governed by and construed in accordance with Utah law, without giving effect to choice-of-law principles.

13. GUARANTOR SUBMITS TO EXCLUSIVE VENUE AND EXCLUSIVE JURISDICTION OF STATE AND FEDERAL COURTS LOCATED IN SALT LAKE COUNTY, UTAH. GUARANTOR SHALL REIMBURSE BANK FOR ALL COSTS AND EXPENSES INCURRED IN CONNECTION WITH THE ENFORCEMENT OF THIS GUARANTY, INCLUDING, WITHOUT LIMITATION, COURT COSTS, LEGAL EXPENSES, AND REASONABLE ATTORNEY FEES. GUARANTOR IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO JURY TRIAL IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY.

14. This Guaranty comprises the complete and integrated agreement of the parties on the subject matter of this Guaranty and supersedes all prior agreements, whether oral or written. No amendment or modification of this Agreement is effective unless it has been agreed to by Bank in a writing which (a) specifically states that it is intended to amend or modify this Guaranty; and (b) is executed by an authorized officer of Bank and an authorized employee of any other party to this Guaranty, or by an authorized officer of Bank with respect to a consent or waiver. The terms of any such fully executed amendment, consent, or waiver are effective only to the extent, and in the specific instance, and for the limited purpose to which Bank has agreed. PURSUANT TO UTAH CODE SECTION 25-5-4, GUARANTOR IS NOTIFIED THAT THIS AGREEMENT IS A FINAL EXPRESSION OF THE AGREEMENT BETWEEN BANK AND GUARANTOR AND THIS GUARANTY MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED ORAL AGREEMENT.

Sincerely,

“Christopher S. Bursey”
Name:	Christopher S. Bursey, individually
Address:	16750 Honeybrook Avenue
San Diego, CA 92127

SIGNATURE AUTHORIZATION

Direct Communication Solutions, Inc. (the “Company”) certifies that the following representatives, whose names, position titles, and signatures appear below, are authorized to act for Company and to effectuate any transaction with Transportation Alliance Bank Inc. dba TAB Bank (“Bank”) in the manner and to the extent specified in that certain Enhanced Secured Purchase and Security Agreement, dated January 22, 2020 (the “Agreement”), among Company and Bank, and to sign and submit Purchase Schedules and request Purchases under the Agreement, and to sign and submit whatever other documentation may be required under the Agreement, including, but not limited to, any borrowing base certificates (if applicable), financial statements, collateral reports, transfer requests, banking transactions, and other information required in connection with the Agreement in the manner and to the extent specified therein, and that such persons are now duly qualified and acting in their respective capacities.

Name	Title	Signature

Christopher S. Bursey	CEO	“Christopher S. Bursey”

Richard M. Gomberg	CFO	“Richard M. Gomberg”

Lindsay Fritch	Financial Controller	“Lindsay Fritch”

The following representatives, whose names, positions, and signatures appear below, are hereby authorized to act for Company and to effectuate any transaction with Bank in the manner and to the extent specified in that certain Agreement, except that the following representatives shall not conduct the following banking transactions: deposits, withdrawals, or transfers of funds.

Name	Title	Signature

Company agrees to notify Bank promptly if any representative ceases to occupy the position indicated or ceases to be so authorized to act, and will contemporaneously therewith certify to Bank the name and signature of her/his successor in such position, and of any additional persons so authorized to act. Additionally, the company hereby ratifies and confirms the actions previously taken by such persons on the company’s behalf prior to the execution of this authorization.

Company:

Direct Communication Solutions, Inc.

“Christopher S. Bursey”
Name:	Christopher S. Bursey, CEO
Date:	January 22, 2020